Exhibit 8.1

Faegre Drinker Biddle & Reath LLP 1500 K Street NW, Suite 1100 Washington, DC 20005 +1 202 230 5000 main +1 202 842 8465 fax

November 16, 2022

Spire Global, Inc.

8000 Towers Crescent Drive

Suite 1100

Vienna, VA 22182

Re: Spire Global, Inc. Registration Statement on Form S-4

To the addressee set forth above:

We have acted as counsel to Spire Global, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 16, 2022, pursuant to the Securities Act of 1933, as amended (the “Securities Act”). References in this opinion to the Registration Statement include the preliminary prospectus/offer to exchange forming a part of the Registration Statement (the “Preliminary Prospectus”).

The Registration Statement relates to (i) the Company’s offer to exchange (the “Exchange Offer”) 0.2 shares of the Class A common stock, $0.0001 par value per share of the Company (“Class A Common Stock”) for each of the Company’s (a) publicly traded warrants to purchase shares of Class A Common Stock, which were issued under the warrant agreement, dated September 9, 2020, by and between the Company and American Stock Transfer & Trust Company (the “Warrant Agreement”) in connection with initial public offering of NavSight Holdings, Inc., the Company’s predecessor (the “IPO”) (the “Public Warrants”), and (b) private warrants to purchase shares of Class A Common Stock issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and, together with the Public Warrants, the “Warrants”), and (ii) solicitations of consents from the holders of the Public Warrants to amend the Warrant Agreement to permit the Company to require that each Warrant that is not tendered in the Exchange Offer be exchanged for 0.18 shares of Class A Common Stock, in each case upon the terms and subject to the conditions set forth in the Registration Statement.

Spire Global, Inc.

November 16, 2022

The facts, as we understand them, and upon which with your permission we rely in rendering our opinion herein, are set forth in the Registration Statement (including all exhibits and schedules thereto). In addition, in our capacity as counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. In providing this opinion, we have assumed (and, with your consent, are relying on, without any independent investigation or review thereof) that:

1.

All of the information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all of the material facts relevant to our opinion.

2.

Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof.

3.

All representations, warranties, and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Exchange Offer, including, but not limited to, those set forth in the Registration Statement are, or will be, true, complete, and accurate at all relevant times.

4.	The Exchange Offer will be consummated as described in the Registration Statement.

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein and in the Preliminary Prospectus, we hereby confirm that the statements in the Preliminary Prospectus under the caption “Market Information, Dividends and Related Stockholder Matters – Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein. We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. This opinion is based on facts and circumstances existing on the date hereof. Any change in applicable laws or facts and circumstances surrounding the Exchange Offer, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of this opinion.

Spire Global, Inc.

November 16, 2022

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Preliminary Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Sean M. Fitzgerald
Sean M. Fitzgerald, Partner